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                                                                    EXHIBIT 21.1

                         Subsidiaries of the Registrant


1.       Princeton Medical Management Midwest, Inc., a Michigan Corporation.

2.       Princeton Medical Management Northeast, Inc., a Florida Corporation.

3.       Princeton Medical Management Southeast, Inc., a Florida Corporation.

4.       Mason Dental Midwest, Inc., a Michigan Corporation.

5.       Mason Dental Southeast, Inc., a Florida Corporation.

6.       Amdisco, Inc., an Illinois Corporation.

7.       Princeton Medical Management, Inc., a Florida Corporation.